CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this registration statement of our report dated March 28, 2001 included herein and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Los Angeles, California
October 15, 2001